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                                                                    Exhibit 99.1

PNM Asks Court to Rule on Western Resources Agreement

October 12, 2001 05:30 PM ET

ALBUQUERQUE, N.M., October 12/PRNewswire/ -- PNM, Public Service Company of New Mexico (PNM) today asked a New York court to resolve PNM's disagreement with Western Resources (WR) regarding PNM's pending acquisition of Western's electric utilities.

In its complaint, PNM asks the court to find that it is impossible to complete the proposed transaction under the original terms. PNM also asks the court to rule that an electric rate reduction mandated for Western by the Kansas Corporation Commission (KCC) is sufficient cause for PNM to terminate its agreement with Western.

Last November, PNM agreed to purchase Western's electric utility operations in a stock for stock transaction valued in excess of $4 billion. That agreement requires Western to separate its electric utilities from its other businesses and split off those other businesses to Western's shareholders. As part of the transaction, Western claimed that regulatory approval was not required for the split-off. But in an order issued in July and since reaffirmed, the KCC has ruled that Western's plan to restructure its operations, including the split-off, is contrary to the public interest, unlawful and prohibited with or without a merger.

"Although we take this step reluctantly, we believe we have no choice," said Jeff Sterba, PNM chairman, president and CEO. "Western has demanded that we seek KCC approval of the original transaction, even though it contains a provision that has now been ruled unlawful by the KCC. We believe it would be futile for us to make such a filing.

"We believe the current agreement must be restructured, so that it can be approved by the KCC," Sterba added.

PNM is a combined electric and gas utility serving approximately 1.3 million people in New Mexico. The company also sells power on the wholesale market in the Western U.S. PNM stock is traded primarily on the NYSE under the symbol PNM. For more information about PNM, see the Company's web site at www.pnm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements made in this news release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and the company assumes no obligation to update this information. Because actual results may differ materially from expectations, the company cautions readers not to place undue reliance on these statements. A number of factors, including rulings issued by New Mexico Public Regulation Commission pursuant to the Electric Utility Industry Restructuring Act of 1999(as amended), and in other cases now pending or which may be brought before the commission, and decisions of regulatory agencies involving or affecting the proposed transaction to acquire Western Resources' electric utility operations could

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cause future events to differ from those forecast in this press release. For a detailed discussion of the important factors affecting PNM, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K, as amended, for the year ended December 31, 2000, as amended, Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, and Form 8-K filings with the Securities and Exchange Commission.